CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS SECOND QUARTER RESULTS
Company Reports Growth in Sales and Income(1) of 7% for the Quarter
BLOOMFIELD HILLS, Michigan, July 31, 2014 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2014. The Company reported record second quarter net sales from continuing operations of $404.0 million, an increase of 6.9% compared to second quarter 2013. The Company reported second quarter 2014 income from continuing operations attributable to TriMas Corporation of $26.2 million, or $0.58 per diluted share, as compared to income of $26.2 million, or $0.65 per diluted share, during second quarter 2013. Excluding Special Items(1), second quarter 2014 diluted earnings per share would have been $0.65, as compared to $0.69 in second quarter 2013, while absorbing 13.4% higher weighted average shares outstanding in second quarter 2014 as compared to second quarter 2013.

TriMas Highlights

•
Reported record second quarter net sales of $404.0 million, an increase of 6.9% as compared to second quarter 2013, due to results from bolt-on acquisitions and the successful execution of numerous growth initiatives.

•
The Packaging segment achieved 9.7% sales growth in second quarter 2014, compared to second quarter 2013, or 15.6% sales growth, excluding the third quarter 2013 divestiture of the rings and levers business.

•	The Aerospace and Defense segment achieved 38.2% sales growth in second quarter 2014, compared to second quarter 2013, nearly half of which was from organic growth initiatives.

•
Continued initiatives to expand operating profit margins, with a 30 basis point improvement, after Special Items(1), in second quarter 2014 as compared to second quarter 2013, while investing in the acquisitions completed in 2013 and absorbing the lower margin rates associated with these acquisitions.

•
Improved Engineered Components and Cequent Americas operating profit margins(2) by 470 and 210 basis points, respectively, compared to second quarter 2013, as a result of recent actions taken to improve the businesses.

•
Reduced interest expense by more than 35% as compared to second quarter 2013, as a result of the Company's October 2013 new senior secured credit facilities and April 2014 accounts receivable facility amendment.

•
Earlier this week, announced the acquisition of Lion Holdings Pvt. Ltd., a manufacturer of highly engineered dispensing solutions with locations in India and Vietnam, to broaden Asian market coverage and provide additional in-market capacity for the growing packaging business.

"During the second quarter, we achieved 6.9% sales growth, led by our packaging and aerospace businesses, offsetting the challenges we continued to face in our energy end markets and sales reduction resulting from our third quarter 2013 divestiture of the Italian rings and levers business," said David Wathen, TriMas President and Chief Executive Officer. "We improved our operating profit by 9.7% with a 30 basis point improvement in margin, and achieved an earnings per share of $0.65 (excluding Special Items). This is in spite of a higher share count and tax rate as compared to a year ago, and end market headwinds in energy and the aerospace distribution channel."
"We continue to identify the bright spots and support our customers with new, innovative products and expanded geographic reach. We remain committed to increasing margins across all of our businesses, growing faster in our higher margin businesses, exiting and reducing some lower margin business, and implementing productivity and lean programs throughout the organization. These positive actions help offset the headwinds we are facing, and we remain mindful of the risks and challenges in the back half of 2014," Wathen continued.

Second Quarter Financial Results

•
TriMas reported record second quarter net sales of $404.0 million, an increase of 6.9% as compared to $378.0 million in second quarter 2013. During second quarter, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, as well as geographic expansion, new customer wins and strength in certain end markets as compared to second quarter 2013. These sales increases were partially offset by a decrease of $4.1 million related to the 2013 sale of the Italian rings and levers business in the Packaging segment and a decrease in the Energy segment primarily due to lower sales to engineering and construction customers and a delay in turnaround activity at petrochemical plants and refineries.

•
The Company reported operating profit of $44.0 million in second quarter 2014, an increase of 5.8% as compared to second quarter 2013. Excluding Special Items(1) related to the facility consolidation and relocation projects within Energy and Cequent Americas, second quarter 2014 operating profit would have been $47.9 million, an increase of 9.7% as compared to $43.6 million during second quarter 2013. Second quarter 2014 operating profit margin percentage, excluding Special Items, improved due to productivity and cost reduction initiatives primarily in the Packaging, Engineered Components and Cequent Americas segments. This improvement was partially offset by a less favorable product sales mix, including the impact related to recent acquisitions which have lower initial margins. The Company continued to generate significant savings from capital investments, productivity projects and lean initiatives, which contributed to the funding of growth initiatives.

•
Excluding noncontrolling interests related to Arminak & Associates, second quarter 2014 income from continuing operations attributable to TriMas Corporation was flat at $26.2 million with second quarter 2013, and $0.58 per diluted share, compared to $0.65 per diluted share, due to 13.4% higher weighted average shares outstanding in second quarter 2014 as compared to second quarter 2013. Excluding Special Items(1), second quarter 2014 income from continuing operations attributable to TriMas Corporation would have been $29.4 million, an improvement of 6.6%, and diluted earnings per share would have been $0.65, as compared to $0.69 in second quarter 2013. The effects of higher operating profit and lower interest expense were more than offset by significantly higher income tax expense and share count in second quarter 2014, as compared to second quarter 2013.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $36.2 million for second quarter 2014, compared to $39.5 million in second quarter 2013. On a year-to-date basis, the Company generated $2.5 million in Free Cash Flow as compared to a use of $12.4 million during the first six months of 2013. The Company still expects to generate between $55 million and $65 million in Free Cash Flow for 2014.

•
Through June 30, 2014, the Company invested $20.5 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and used $51.0 million to acquire the remaining interest of Arminak & Associates in the Packaging reportable segment.

Financial Position
TriMas reported total indebtedness of $368.5 million as of June 30, 2014, as compared to $305.7 million as of December 31, 2013, and $480.7 million as of June 30, 2013. This increase from year end was primarily as a result of the seasonality related to higher working capital levels and the funding of $51.0 million to acquire the remaining interest of Arminak & Associates during the first quarter of 2014. TriMas ended second quarter 2014 with $394.8 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results(2)
Packaging
Net sales for the second quarter increased 9.7% compared to the year ago period primarily due to increases in specialty systems product sales resulting from additional demand from North American and European dispensing customers, as well as customer opportunities in Asia. Excluding the impact related to the third quarter 2013 divestiture of the Italian rings and levers business, industrial closures sales improved due to increased demand in North America and Europe. Operating profit for the quarter increased primarily due to higher sales levels, while the related margin percentage decreased due to a less favorable product sales mix and costs incurred to add capacity to the two manufacturing facilities in China, partially offset by savings from ongoing productivity and automation initiatives. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.

On July 25, 2014, the Company acquired Lion Holdings, a manufacturer of highly-engineered dispensing solutions, with locations in India and Vietnam, to better support its global customers in Asia. Wathen commented, "The acquisition of Lion Holdings provides us the opportunity to accelerate our growth in Asia. It provides needed in-market capacity, high quality plants with expansion opportunities and talented people with a track record of serving the customers we know. We are excited about this combination and congratulate those involved for a job well done."
Energy
Second quarter net sales decreased 11.1% compared to the year ago period due to the significant slow down and postponement of turnaround activity and maintenance spend in the North American refining and petrochemical end markets, and a reduction in sales to engineering and construction customers as second quarter 2013 represented a higher-than-normal sales quarter to these customers. Second quarter operating profit and the related margin percentage decreased, as manufacturing productivity was more than offset by the impact of weaker refinery shutdown activity, which resulted in a less favorable product mix shift toward standard gaskets and bolts, and higher selling, general and administrative expenses. The Company is focused on improving margins and has recently closed a less profitable branch in China and restructured its Brazilian energy business to better reflect the current market demand. The Company also has multiple programs underway to improve the profitability of its standard products.
Aerospace & Defense
Net sales for the second quarter increased 38.2% compared to the year ago period primarily due to the results of the acquisition of Mac Fasteners in October 2013, improved demand for blind bolts and one-sided installation products resulting from new programs with airplane frame manufacturers and the introduction of new collar products. Second quarter operating profit and the related margin percentage decreased, as the increase in operating profit earned on higher sales levels was more than offset by ongoing ramp-up costs, manufacturing inefficiencies related to smaller customer order quantities and less predictable order patterns associated with large distribution customers, a less favorable product sales mix related to acquisitions, and higher selling, general and administrative expenses in support of growth initiatives. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications and leveraging bolt-on acquisitions.
Engineered Components
Second quarter net sales increased 8.6% compared to the year ago period primarily due to an increase in industrial cylinder sales related to the small cylinder asset acquisition in November 2013 and improved sales in gas compression products, partially offset by decreased sales of slow speed engines. Second quarter operating profit increased compared to the prior year period primarily due to the increased sales levels, with margin improvement resulting from operating leverage, continued productivity and cost reduction initiatives. The Company continues to develop new products and expand its international sales efforts.
Cequent APEA
Net sales for the second quarter increased 14.4% compared to the year ago period primarily due to the April 2013 acquisition of C.P. Witter and the July 2013 acquisition of the towing assets of AL-KO, partially offset by lower sales in Australia related to the uncertain general economic conditions, resulting in reduced consumer and business confidence and the negative impact of currency exchange. Second quarter operating profit and the related margin percentage decreased primarily as the sales impact related to recent acquisitions was more than offset by the incremental ongoing selling, general and administrative expenses. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.
Cequent Americas
Net sales for the second quarter increased 4.6% compared to the year ago period, primarily due to increases in the retail and aftermarket channels. The aftermarket channel was positively impacted by the November 2013 acquisition of DHF Soluções Automotivas in Brazil and increases from large national distributors in North America, as the new distribution hub improved efficiency and backlog was significantly reduced. Sales within the retail channel increased primarily due to incremental demand from existing customers for towing, towing accessories and cargo management products. Second quarter operating profit and the related margin percentage increased due to the higher sales levels, improved productivity and reduced costs resulting from the move of production to lower cost country facilities and vendor cost reductions. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

2014 Outlook
The Company maintains its 2014 outlook originally provided on February 20, 2014. The Company estimates that 2014 sales will increase 6% to 8% as compared to 2013. The Company expects full-year 2014 diluted earnings per share to be between $2.15 and $2.25 per share, while absorbing approximately 9% higher weighted average shares outstanding for 2014 as compared to 2013 and excluding any future events that may be considered Special Items. In addition, the Company expects to generate between $55 million and $65 million of Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, for 2014.
Wathen concluded, "We continue to focus on capturing the opportunities and mitigating the risks we face in these choppy end markets. While we are maintaining our full year 2014 EPS guidance of $2.15 to $2.25, we believe we are trending to the lower end of the range given the current conditions we are facing."
Conference Call Information
TriMas Corporation will host its second quarter 2014 earnings conference call today, Thursday, July 31, 2014, at 10:00 a.m. ET. The call-in number is (888) 364-3108. Participants should request to be connected to the TriMas Corporation second quarter 2014 earnings conference call (Conference ID #3923586). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #3923586) beginning July 31, 2014 at 3:00 p.m. ET through August 7, 2014 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 different facilities in 19 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2014	December 31, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$38,380	$27,000
Receivables, net	246,340	180,210
Inventories	260,950	270,690
Deferred income taxes	18,340	18,340
Prepaid expenses and other current assets	18,780	18,770
Total current assets	582,790	515,010
Property and equipment, net	212,130	206,150
Goodwill	312,270	309,660
Other intangibles, net	209,910	219,530
Other assets	47,540	50,430
Total assets	$1,364,640	$1,300,780
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$14,570	$10,290
Accounts payable	175,300	166,090
Accrued liabilities	79,440	85,130
Total current liabilities	269,310	261,510
Long-term debt	353,910	295,450
Deferred income taxes	54,180	64,940
Other long-term liabilities	100,980	99,990
Total liabilities	778,380	721,890
Redeemable noncontrolling interests	—	29,480
Total shareholders' equity	586,260	549,410
Total liabilities and shareholders' equity	$1,364,640	$1,300,780

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$403,980	$378,030	$771,720	$715,810
Cost of sales	(294,220)	(274,720)	(565,380)	(529,100)
Gross profit	109,760	103,310	206,340	186,710
Selling, general and administrative expenses	(65,720)	(61,670)	(129,710)	(121,330)
Operating profit	44,040	41,640	76,630	65,380
Other expense, net:
Interest expense	(3,440)	(5,540)	(6,910)	(10,750)
Other income (expense), net	(1,910)	300	(2,930)	(1,930)
Other expense, net	(5,350)	(5,240)	(9,840)	(12,680)
Income from continuing operations before income tax expense	38,690	36,400	66,790	52,700
Income tax expense	(12,490)	(9,300)	(21,210)	(11,560)
Income from continuing operations	26,200	27,100	45,580	41,140
Income from discontinued operations, net of income tax expense	—	700	—	700
Net income	26,200	27,800	45,580	41,840
Less: Net income attributable to noncontrolling interests	—	910	810	1,770
Net income attributable to TriMas Corporation	$26,200	$26,890	$44,770	$40,070
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.58	$0.66	$1.00	$1.00
Discontinued operations	—	0.02	—	0.02
Net income per share	$0.58	$0.68	$1.00	$1.02
Weighted average common shares—basic	44,901,090	39,425,471	44,834,842	39,330,125
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.58	$0.65	$0.99	$0.99
Discontinued operations	—	0.02	—	0.02
Net income per share	$0.58	$0.67	$0.99	$1.01
Weighted average common shares—diluted	45,230,862	39,886,593	45,208,488	39,790,349

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$45,580	$41,840
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	240	10
Depreciation	16,320	14,560
Amortization of intangible assets	10,990	10,230
Amortization of debt issue costs	960	870
Deferred income taxes	(2,420)	(3,470)
Non-cash compensation expense	4,360	4,750
Excess tax benefits from stock based compensation	(1,030)	(1,180)
Increase in receivables	(63,500)	(54,460)
Decrease in inventories	11,520	1,320
(Increase) decrease in prepaid expenses and other assets	1,250	(2,240)
Increase (decrease) in accounts payable and accrued liabilities	(1,880)	2,320
Other, net	600	(1,010)
Net cash provided by operating activities, net of acquisition impact	22,990	13,540
Cash Flows from Investing Activities:
Capital expenditures	(20,490)	(25,920)
Acquisition of businesses, net of cash acquired	—	(46,610)
Net proceeds from disposition of assets	240	700
Net cash used for investing activities	(20,250)	(71,830)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	89,730	106,420
Repayments of borrowings on term loan facilities	(91,030)	(104,830)
Proceeds from borrowings on revolving credit and accounts receivable facilities	552,110	475,890
Repayments of borrowings on revolving credit and accounts receivable facilities	(489,310)	(418,900)
Distributions to noncontrolling interests	(580)	(1,350)
Payment for noncontrolling interests	(51,000)	—
Proceeds from contingent consideration related to disposition of businesses	—	1,030
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,740)	(3,760)
Proceeds from exercise of stock options	430	860
Excess tax benefits from stock based compensation	1,030	1,180
Net cash provided by financing activities	8,640	56,540
Cash and Cash Equivalents:
Increase (decrease) for the period	11,380	(1,750)
At beginning of period	27,000	20,580
At end of period	$38,380	$18,830
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,550	$8,280
Cash paid for taxes	$10,740	$13,830

TriMas Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Packaging
Net sales	$86,250	$78,640	$167,680	$152,990
Operating profit	$20,540	$19,600	$38,900	$34,230

Energy
Net sales	$52,320	$58,820	$105,100	$113,740
Operating profit (loss)	$(630)	$5,210	$1,970	$11,080
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$2,350	$—	$2,350	$—
Excluding Special Items, operating profit would have been	$1,720	$5,210	$4,320	$11,080

Aerospace & Defense
Net sales	$32,800	$23,740	$62,340	$44,710
Operating profit	$5,290	$5,520	$10,470	$9,270

Engineered Components
Net sales	$54,320	$50,020	$109,750	$96,290
Operating profit	$8,950	$5,890	$16,830	$11,590

Cequent APEA
Net sales	$43,800	$38,290	$83,270	$70,380
Operating profit	$2,220	$2,550	$4,720	$5,730

Cequent Americas
Net sales	$134,490	$128,520	$243,580	$237,700
Operating profit	$16,940	$12,890	$22,650	$13,590
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,460	$1,960	$2,440	$7,790
Excluding Special Items, operating profit would have been	$18,400	$14,850	$25,090	$21,380

Corporate Expenses
Operating loss	$(9,270)	$(10,020)	$(18,910)	$(20,110)

Total Company
Net sales	$403,980	$378,030	$771,720	$715,810
Operating profit	$44,040	$41,640	$76,630	$65,380
Total Special Items to consider in evaluating operating profit:	$3,810	$1,960	$4,790	$7,790
Excluding Special Items, operating profit would have been	$47,850	$43,600	$81,420	$73,170

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Income from continuing operations, as reported	$26,200	$27,100	$45,580	$41,140
Less: Net income attributable to noncontrolling interests	—	910	810	1,770
Income from continuing operations attributable to TriMas Corporation	26,200	26,190	44,770	39,370
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	3,190	1,390	3,860	5,590
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$29,390	$27,580	$48,630	$44,960

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.58	$0.65	$0.99	$0.99
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.07	0.04	0.09	0.14
Excluding Special Items, EPS from continuing operations would have been	$0.65	$0.69	$1.08	$1.13
Weighted-average shares outstanding for the three and six months ended June 30, 2014 and 2013	45,230,862	39,886,593	45,208,488	39,790,349